February 16, 2024 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01 of PBF Energy Inc.’s and PBF Holding Company LLC's Form 8-K dated February 12, 2024, and have the following comments: 1. We agree with the statements made in Item 4.01(a). 2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b). Yours truly, /s/ Deloitte & Touche LLP